Exhibit 21.1

ELVICTOR GROUP, INC.

List of Subsidiaries

Subsidiary	Place of Incorporation
Elvictor Group Hellas Single Member S.A.	Greece
Ultra Shipmanagement Inc.	Marshall Island
ELVG Crew Management Ltd.	Cyprus